Exhibit 10.5
BERKSHIRE HILLS BANCORP, INC.
BERKSHIRE BANK
AMENDED AND RESTATED THREE YEAR
CHANGE IN CONTROL AGREEMENT
This Amended and Restated Three Year Change in Control Agreement (the “Agreement”) is made effective as of October 1, 2008, by and among Berkshire Hills Bancorp, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, and its wholly-owned subsidiary, Berkshire Bank (the “Bank”), a state chartered savings Bank with its principal administrative offices at 24 North Street, Pittsfield, Massachusetts 01201, and Shepard D. Rainie (“Executive”).
WHEREAS, the Company and the Executive are currently parties to a three year change in control agreement and the Bank and the Executive are currently parties to a three year change in control agreement, each originally entered into as of September 28, 2006 (the “Original Agreements”); and
WHEREAS, the Company and the Bank (collectively, the “Employers”) desire to consolidate the Original Agreements such that the terms and conditions of the Original Agreements will be provided solely under this Agreement; and
WHEREAS, the Employers and the Executive desire to amend and restate the Original Agreements in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder in April 2007;
WHEREAS, the Executive is willing to serve the Employers on the terms and conditions hereinafter set forth and has agreed to such changes; and
WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers; and
WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to do so, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances; and
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:
1. TERM OF AGREEMENT.
The period of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing on each anniversary thereafter, the disinterested members of the Board of Directors of the Employers (the “Board”) may act to extend the term of this Agreement for an additional year, such that the remaining term of this Agreement will be three years, unless the Executive elects not to extend the term of this Agreement by giving written notice to the Employers, in which case the term of this Agreement will expire on the third anniversary of this Agreement.

2. CHANGE IN CONTROL.
(a) If the Executive’s employment by the Employers shall be terminated upon the occurrence of or subsequent to a Change in Control (as defined in Section 2(e) of this Agreement) and during the term of this Agreement by (i) the Employers for other than Cause (as defined in Section 2(f) of this Agreement) or (ii) the Executive for Good Reason (as defined in Section 2(b) of this Agreement), then the Employers shall pay to the Executive the cash severance and benefits provided in Section 3 of this Agreement.
(b) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on the following:
(i) (1) a material diminution in the Executive’s annual compensation or benefits as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (2) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (3) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report,
(ii) any material breach of this Agreement by the Employer, or
(iii) any relocation of Executive’s principal place of employment by more than 25 miles from its location immediately prior to a Change in Control;
provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive. If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.

(c) Superior Reason. Notwithstanding Section 2(b) of this Agreement, in the event, however, that the Chief Executive Officer of the Employers immediately prior to the Change in Control is the Chief Executive Officer of the resulting entity with similar responsibilities and duties and Executive’s position with the resulting entity does not result in: (A) a material diminution in Executive’s annual compensation or benefits as in effect immediately prior to the Change in Control, (B) a material change in work schedule (e.g., from full time to part time or to materially more than previously required without a commensurate increase in compensation) or (C) a relocation of his principal place of employment by more than fifty (50) miles (a “Superior Reason”), then Executive may not voluntarily terminate his employment for Good Reason during the one-year period following the Change in Control and receive any payments or benefits under this Agreement. For the avoidance of doubt, with respect to the immediately foregoing limitation on voluntary termination, if the Executive’s reason to terminate is a Superior Reason, Executive may follow the procedure in Section 2(b) and terminate immediately following the cure period (assuming the Superior Reason has not been cured). However, if the reason to terminate, occurring at any time during the one-year period set forth herein, is a Good Reason but not a Superior Reason, the Executive may provide the notice of Good Reason within the time specified in Section 2(b) hereof, and the Executive may voluntarily terminate employment in accordance with this Section 2(c) effective upon the expiration of the remainder of said one-year period, and only during a period of 30 days thereafter (e.g., in the 13 month following a Change in Control) assuming the Good Reason has not been cured by the Employers. If one of the events described in Section 2(b) occurs more than one year following the date of the Change in Control, but during the remaining term of the Agreement, then the Executive may terminate his employment in accordance with Section 2(b) of this Agreement, notwithstanding this Section 2(c).
(d) Notwithstanding any other provision of this Agreement to the contrary, the Executive may consent in writing to any demotion, loss, reduction or relocation and waive his ability to voluntarily terminate his employment for Good Reason. The effect of any written consent of the Executive under this Section 2(d) shall be strictly limited to the terms specified in such written consent.
(e) For purposes of this Agreement, a “Change in Control” of the Bank or Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Bank Change in Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Company, as in effect on the date hereof; or (iii) results in a Change in Control of the Bank or Company within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and the applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by any tax-qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the resulting entity; or (D) solicitations of shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Company.
(f) The Executive shall not have the right to receive termination benefits pursuant to Section 3 of this Agreement upon Termination for Cause. The term “Termination for Cause” shall mean termination because of: (i) the Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Employers, or (ii) the Executive’s conviction of a crime or act involving moral turpitude or a final judgment rendered against the Executive based upon actions of the Executive which involve moral turpitude. For the purposes of this Section, no act, or the failure to act, on the Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Employers or their affiliates. Notwithstanding the foregoing, the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 5 of this Agreement through the Date of Termination, stock options granted to the Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to the Executive under any stock-based incentive plan of the Employers or any subsidiary or affiliate thereof vest. At the Date of Termination, such stock options and such unvested stock awards shall become null and void and shall not be exercisable by or delivered to the Executive at any time subsequent to such Date of Termination for Cause.

3. TERMINATION BENEFITS.
(a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of the Executive’s employment (other than for Termination for Cause or death), or by the Executive for Good Reason, the Employers shall:
(i) pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum payment within thirty (30) days of the Date of Termination an amount equal to three (3) times the Executive’s average annual compensation for the five most recent taxable years that the Executive has been employed by the Employers or such lesser number of years in the event that the Executive shall have been employed by the Employers for less than five years. For this purpose, annual compensation shall include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, pension and profit sharing plan contributions or benefits (whether or not taxable), severance payments, retirement benefits, and fringe benefits paid or to be paid to the Executive or paid for the Executive’s benefit during any such year; and
(ii) cause to be continued life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained by the Employers for the Executive prior to his Date of Termination, except to the extent such coverage may be changed in its application to all employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months from the Date of Termination.
(b) Notwithstanding the foregoing, to the extent required to avoid penalties under Section 409A of the Code, the cash severance payable under Section 3 of this Agreement shall be delayed until the first day of the seventh month following the Executive’s Date of Termination.
(c) For purposes of this Agreement, a “termination of employment” shall mean a “Separation from Service” as defined in Section 409A of the Code and the regulations promulgated thereunder, such that the Employers and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after a termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period.

4. EXCESS PARACHUTE PAYMENT PROVISIONS.
(a) In the event it shall be determined that any payment, benefit or distribution made or provided by the Employers to or for the benefit of Executive (whether made or provided pursuant to the terms of this Agreement or otherwise) (each referred to herein as a “Payment”), would be subject to an excise tax under Sections 280G and 4999 of the Code, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(b) Determination of Gross-Up Payment. Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid solely by the Company to Executive within five business days of the later of (i) the due date for the payment of any Excise Tax, or (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment will not have been made by the Company which should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.
(c) Treatment of Claims. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment to be made. Such notification shall be given as soon as practicable, but no later than ten business days, after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or any shorter period ending on the date that payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of this period that it desires to contest such claim, Executive shall:
(i) give the Company any information reasonably requested by the Company relating to such claim;
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and
(iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or related taxes, interest or penalties imposes as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. Further, Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis (including interest or penalties with respect thereto). Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.
(d) Adjustments to the Gross-Up Payment. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s compliance with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after applicable taxes). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and such denial of refund occurs prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
5. NOTICE OF TERMINATION.
(a) Any purported termination by the Employers or by Executive in connection with a Change in Control shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive’s termination exists, the “Date of Termination” shall be determined in accordance with Section 5(c) of this Agreement.
(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event that the Executive is terminated for reasons other than Termination for Cause, the Employers will continue to pay Executive the payments and benefits due under this Agreement in effect when the notice giving rise to the dispute was given (including, but not limited to, his annual salary) until the earlier of: (i) the resolution of the dispute in accordance with this Agreement; or (ii) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.
6. SOURCE OF PAYMENTS.
It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank or the Company, as appropriate, and there shall be no duplication of payments. Further, the Company guarantees such payments and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company. Notwithstanding the foregoing, any Gross-Up Payment pursuant to Section 6 shall be timely paid in cash or check solely from the general funds of the Company.
7. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.
This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Employers and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Employers or shall impose on the Employers any obligation to employ or retain Executive in its employ for any period.

8. NON-COMPETITION AND NON-DISCLOSURE.
(a) For a period of one (1) year following the payment of termination benefits to Executive under this agreement, Executive agrees not to compete with the Employers or their affiliates in any city, town or county in which Executive’s normal business office is located and the Employers or their affiliates have an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such one (1) year period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Employers. The parties hereto, recognizing that irreparable injury will result to the Employers, their business and property in the event of Executive’s breach of this Section 8(a), agree that in the event of any such breach by Executive, the Employers will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that, in the event of the termination of his employment following a Change in Control, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employers, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employers from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Executive.
(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Employers, as it may exist from time to time, is a valuable, special and unique asset of the business of the Employers. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Employers or their affiliates to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employers or their affiliates. In the event of a breach or threatened breach by Executive of the provisions of this Section 8, the Employers will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employers or their affiliates or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Employers from pursuing other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

9. NO ATTACHMENT.
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Employers and their respective successors and assigns.
10. MODIFICATION AND WAIVER.
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
11. REQUIRED REGULATORY PROVISIONS.
Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.
12. SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.
13. HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14. GOVERNING LAW.
The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
15. ARBITRATION.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Employers’ main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
16. PAYMENT OF COSTS AND LEGAL FEES.
All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employers if Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement and such reimbursement shall occur as soon as practicable but not later than two and one-half months after the dispute is settled or resolved in Executive’s favor.
17. INDEMNIFICATION.
The Employers shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Massachusetts law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Employers (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities); such expenses and liabilities to include, but not to be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements.
18. SUCCESSOR TO THE EMPLOYERS.
The Employers shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employers, to expressly and unconditionally assume and agree to perform the Employers’ obligations under this Agreement in the same manner and to the same extent that the Employers would be required to perform such obligations if no such succession or assignment had taken place.

SIGNATURES
IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the 30th day of December, 2008.

ATTEST:	BERKSHIRE HILLS BANCORP, INC.

/s/ William Gordon Prescott William Gordon Prescott, Vice President and General Counsel	By:	/s/ Michael P. Daly Michael P. Daly, President and CEO

ATTEST:	BERKSHIRE BANK

/s/ William Gordon Prescott William Gordon Prescott, Vice President and General Counsel	By:	/s/ Michael P. Daly Michael P. Daly, President and CEO

WITNESS:	EXECUTIVE

/s/ William Gordon Prescott William Gordon Prescott	By:	/s/ Shepard D. Rainie Shepard D. Rainie

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